Exhibit 21.1
List of Subsidiaries
MedPak Holdings, Inc.
MTS Medical Technologies, Inc.
MTS Packaging Systems, Inc.
Omnicell International, Inc.
Omnicell Ltd. (formally MTS Medication Technologies, Ltd.)
Surgichem Ltd.
Omnicell GmbH (formally, MTS Medication Technologies, GmbH.)
Avantec Healthcare Ltd.
Mach 4 Automatisierungs technik, GmbH.